Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contact:
Paul Goodson	Rachel Lipsitz
Investor Relations	Media Contact
Sequenom, Inc.	inVentiv Health PR Group
858-202-9427	858-449-9575
pgoodson@sequenom.com	rachel.lipsitz@inventivhealth.com

SEQUENOM, INC. ANNOUNCES PRELIMINARY 2015 RESULTS,

PROVIDES UPDATE ON MaterniT® GENOME

SAN DIEGO, Calif. – Jan. 11, 2016 – Sequenom, Inc. (NASDAQ: SQNM), a life sciences company committed to enabling healthier lives through the development of innovative products and services, today announced preliminary results for 2015, commented on its business progress during the fourth quarter of 2015, and provided an update on the performance of its recently launched MaterniT® GENOME laboratory-developed test.

Sequenom provided the following preliminary 2015 results (unaudited):

•	Sequenom’s preliminary revenue for 2015 was approximately $128 million

•	Over 42,000 total commercial diagnostic test samples were accessioned during the fourth quarter of 2015, as compared to approximately 41,000 in the third quarter of 2015

•	Of the total, 37,300 noninvasive prenatal test (NIPT) samples were accessioned in the fourth quarter of 2015, as compared to 35,500 in the third quarter of 2015

•	Total cash, cash equivalents and marketable securities as of December 31, 2015 were approximately $76 million

•	Cash burn was approximately $25 million for 2015 and $5 million for the fourth quarter of 2015

“Sequenom made considerable progress during the fourth quarter,” said Dr. Dirk van den Boom, President and CEO. “Our goal is to set a new standard for NIPT by offering the most comprehensive noninvasive prenatal test solutions for physicians and their patients. We are pleased to report that total test accessions increased sequentially from the third quarter, reflecting our increased focus on commercial and operational execution. Throughout the fourth quarter, we also established clinical collaborations with key opinion leaders at four major academic centers for the development of our oncology liquid biopsy assay.”

The company’s emphasis on women’s health includes expanding its presence in the obstetrician and gynecologist channel to better serve average risk pregnancies, while continuing to maintain its leadership among maternal fetal medicine specialists. Sequenom continues to advance its in-network relationships with insurers and payor networks, and leveraging the potential of Sequenom’s newly launched MaterniT® Genome product.

MaterniT® GENOME Progress

“Demand for our new MaterniT® GENOME product, launched just at the end of August, has been stronger than we originally expected, both domestically and internationally,” remarked Dr. van den Boom. “While we are encouraged by the positive reception of MaterniT® GENOME by physicians and patients, we are carefully positioning the test with clinicians to ensure that it is used where it can provide the highest value.” Over 3,000 MaterniT® GENOME tests were accessioned in the fourth quarter of 2015, representing the product’s first full quarter of sales.

2015 Results

Sequenom will provide its complete results for the fourth quarter and full year 2015 in a conference call scheduled for March 2, 2016. The Company also plans to provide guidance for 2016 at that time. The Company will issue a press release with details for that announcement and conference call at a later time.

This press release contains certain unaudited financial results for the Company’s fiscal year and fourth quarter ended December 31, 2015. These unaudited results may change as a result of further review by the Company’s management and its independent auditors. The completion of the audit of our financial results for 2015 could result in changes to the unaudited financial results presented in this press release and may identify issues related to the effectiveness of the Company’s internal controls over financial reporting.

Non-GAAP Financial Measures

“GAAP” refers to financial information presented in accordance with generally accepted accounting principles in the United States. This press release includes a non-GAAP financial measure with respect to the year ended December 31, 2015. Management uses non-GAAP financial measures because it believes that a cash flow metric incorporating cash used by operations and certain other uses of cash are important to understand the cash requirements of the business. The Company reported cash burn as a non-GAAP financial measure. This non-GAAP financial measure is not in accordance with or an alternative to GAAP.

Management uses cash burn to evaluate performance compared to forecasts. Cash burn is calculated as the sum of net cash used by operating activities, purchases of property, equipment and leasehold improvements, payments on long-term obligations, and payment of convertible note transaction costs.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) is committed to enabling healthier lives through the development of innovative products and services. The Company serves patients and physicians by providing early patient management information. To learn how Sequenom is interpreting the genome to improve your life, visit www.sequenom.com.

About Sequenom Laboratories

Sequenom Laboratories, a CAP-accredited and CLIA-certified molecular diagnostics laboratory, has developed a broad range of laboratory tests, with a focus principally on prenatal care. Branded under the names HerediT®, HerediT® UNIVERSAL, MaterniT® GENOME, MaterniT21® PLUS, NextView®, SensiGene® and VisibiliT™, these molecular genetic laboratory-developed tests provide early patient management information for obstetricians, geneticists, and maternal fetal medicine specialists. Sequenom Laboratories is changing the landscape in genetic diagnostics using proprietary cutting edge technologies. Visit www.laboratories.sequenom.com and follow @SequenomLabs.

SEQUENOM®, HerediT®, MaterniT® GENOME, MaterniT21® PLUS, NextView®, SensiGene®, VisibiliT™ and Sequenom Laboratories™ are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the development of innovative products and services, expanding the Company’s presence in the obstetrician and gynecologist channel to better serve average risk pregnancies, continuing to maintain leadership among maternal fetal medicine specialists, continuing to advance the Company’s in-network relationships with insurers and payor networks and leveraging the potential of Sequenom’s newly launched MaterniT® Genome product. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in the Company’s filings with the Securities and Exchange Commission, including without limitation the Company’s most recent Quarterly Report on Form 10-Q and other documents subsequently filed with or furnished to the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. The Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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